EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076, and 333-87898 on Form S-8 and No. 333-87866 on Form S-3 of our reports dated February 2, 2005, relating to the financial statements and financial statement schedules of Unitrin, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing and incorporated by reference in this Annual Report on Form 10-K of Unitrin, Inc. and subsidiaries for the year ended December 31, 2004.

Deloitte & Touche LLP

Chicago, Illinois

February 2, 2005